Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of InterOil Corporation of our report dated March 17, 2015, relating to the financial statements, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the Form 40-F of InterOil Corporation for the year ended December 31, 2014, dated March 17, 2015.

We also consent to the reference to our firm under the headings “Experts” and “Auditors, Transfer Agent and Registrar” in the prospectus.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

July 8, 2015

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.